As  filed with The Securities and Exchange Commission on February
11, 1999

                                        Registration No.333-66307
__________________________________________________________________

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                         POST EFFECTIVE
                         AMENDMENT NO. 1
                               TO
                            FORM S-3
     Registration Statement Under the Securities Act of 1933

                         MASCOTECH, INC.
     (Exact Name of Registrant as Specified in its Charter)


          Delaware                                38-2513975
(State or other jurisdiction of incorporation)
(IRS Employer Identification No.)


    21001 Van Born Road Taylor, Michigan 48180 (313) 274-7405
  (Address, including Zip Code, and Telephone Number, Including
     Area Code, of Registrant's Principal Executive Offices)

                         David B. Liner
               Vice President and General Counsel
                         MascoTech, Inc.
                       21001 Van Born Road
                     Taylor, Michigan 48180
                         (313) 274-7405
    (Name, Address, Including Zip Code, and Telephone Number,
           Including Area Code, of Agent For Service)

      Approximate date of commencement of proposed  sale  to  the
public:   From  time  to  time after this Registration  Statement
becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



     SUBJECT TO COMPLETION, DATED     FEBRUARY 11, 1999



PROSPECTUS


                        1,006,974 Shares

                         MascoTech, Inc.

                          Common Stock

               __________________________________


               This prospectus covers 1,006,974 shares of
          MascoTech, Inc. common stock which may be offered
          and sold by certain stockholders of MascoTech,
          Inc.   MascoTech will not receive any proceeds
          from these sales, but will pay the registration fee and its own expenses for registering the shares to be sold.

               The selling stockholders may sell their shares at the market price prevailing at the time of sale or at negotiated prices.

               MascoTech common stock is traded on the New
          York Stock Exchange under the symbol "MSX".

               Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



          The date of this prospectus is     February __, 1999.

                        Table of Contents


          Caption                                              Page

     Where You Can Find More Information
         About MascoTech . .. . . . . . . . . . . . . . . . . .  3

     MascoTech, Inc.  . . . . . . . . . . . . . . . . . . . . .  4

     Selling Stockholders . . . . . . . . . . . . . . . . . . .  4

     Plan of Distribution  . . . . . . . . . . . . . . .  . . .  5

     Experts . . . . . . . . . . . . . . . . . . . . . .  . . .  6

No person is authorized to give any information or to make any representation other than as contained in this prospectus in connection with the offering described herein.


               WHERE YOU CAN FIND MORE INFORMATION
                      ABOUT MASCOTECH, INC.

     MascoTech files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document MascoTech files at the SEC's public reference room at 450 Fifth Street. N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. MascoTech's SEC filings are also available to you at the SEC's Web site at http:/www.sec.gov.

     The SEC allows MascoTech to "incorporate by reference" the information it files with the SEC. This means that, rather than reprinting here all of the information contained in its other documents filed with the SEC, MascoTech can disclose important information to you by referring you to those documents that are already filed. The information incorporated by reference is an important part of this prospectus. Information that MascoTech files with the SEC in the future will automatically update and supersede what is printed in this prospectus. MascoTech incorporates by reference the documents listed below that were filed with the SEC and all of its future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all the common stock offered by this prospectus.

  -    Annual Report on Form 10-K for the fiscal year ended
       December 31, 1997.

  - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

  - Proxy Statement dated April 27, 1998, in connection with the Annual Meeting of Stockholders held on May 19, 1998.

  - Registration Statement on Form 8 dated March 8, 1993, which contains the description of the MascoTech common stock.

  - Registration Statement on Form 8-A dated February 23, 1998 and Amendment No. 1 dated December 4, 1998 to Form 8-A, which contains a description of the preferred stock purchase rights belonging to holders of common stock.

  - Current Reports on Form 8-K dated January 30, 1998 and amendment thereto on Form 8-K dated April 6, 1998, and February 23, 1998.

     You may request copies of these filings at, no cost, by writing or telephoning MascoTech at the following address or by accessing its web site at http://www.mascotech.com.

               Kenneth J. Zak, Director, Investor Relations
               MascoTech, Inc.
               21001 Van Born Road
               Taylor, Michigan 48180
               Telephone:  313-274-7405

                         MASCOTECH, INC.

     MascoTech is a diversified manufacturing company with world-leading metal forming process capabilities and proprietary product positions serving transportation, industrial and consumer markets. Although published industry statistics are not available, MascoTech believes that it is a leading independent producer of many of the component parts that it produces using cold, warm or hot forming processes.

     MascoTech was incorporated under the laws of Delaware in 1984. In June 1993, it changed its name to MascoTech, Inc. from Masco Industries, Inc.

     MascoTech's principal executive offices are located at:

               21001 Van Born Road
               Taylor, Michigan 48180
               Telephone:  313-274-7405

                      SELLING STOCKHOLDERS

     The selling stockholders listed below are former stockholders of K-Tech Mfg. Inc. They received their shares of MascoTech common stock in exchange for K-Tech securities under an agreement dated as of August 6, 1998 among MascoTech, K-Tech and K-Tech's stockholders.

      For the three years before the date of that agreement, none of the selling stockholders held securities of MascoTech nor had any material relationship with MascoTech or its affiliates. Some of the selling stockholders have been involved in managing K-Tech since the agreement. The agreement includes various indemnity provisions relating to this registration and the offering of MascoTech common stock by the selling stockholders.

     The selling shareholders did not own any shares of MascoTech common stock immediately prior to acquiring the shares listed below, which are all of the shares of MascoTech common stock being offered by them. Certain donees, distributees, pledgees or personal representatives of the selling stockholders may in the future sell shares of MascoTech common stock under this prospectus and, in that event, MascoTech will provide information about them in a prospectus supplement.
                                                  Number of
     Selling Stockholder                          Shares Held

     Donald P. Kuhns                                 402,790
     Michael L. Kuhns                                268,459
     Michael Martino                                  89,520
     Andrew M. Yerkes                                 89,520
     William A. Collopy                               89,520
     Gary J. VanderPoel                               67,165

                      PLAN OF DISTRIBUTION

     The selling stockholders may sell some or all of their shares of MascoTech common stock from time to time by the following methods:

  -    through brokers, dealers or other agents;

  -    directly to one or more purchasers, including pledgees;

  - in transactions (which may involve cross or block transactions) on the exchanges on which the common stock is listed for trading;

  - in privately negotiated transactions (including sales pursuant to pledges);

  -    in the over-the-counter market;

    -  by selling exchange-traded call options;

    -    by buying exchange-traded put options; or

  -    in a combination of such transactions.

     If a selling stockholder sells exchange-traded call options against his shares of MascoTech common stock, this prospectus will be used in connection with the sale of those call options. This prospectus will also be used if a selling stockholder who has sold exchange-traded call options or has purchased exchange-traded put options uses his shares of MascoTech common stock to settle the call options or to exercise the put options.

     In effecting sales, brokers, dealers or other agents engaged by the selling stockholders may arrange for other brokers, dealers or agents to participate in the resale. The selling stockholders may also loan or pledge their shares of MascoTech common stock to a broker, dealer or other agent and the brokers, dealer or other agent may sell the shares so loaned, or upon a default the broker, dealer or other agent may effect sales of the pledged shares, in each case pursuant to this prospectus.

     Any of the transactions described above may be done by the selling stockholders at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices or at fixed prices, which may be changed.

     Broker, dealers or other agents participating in these transactions may receive compensation in the form of commissions, discounts or concessions from selling stockholders in amounts to be negotiated in connection with the sale. The selling stockholders and any such brokers, dealers and any other participating agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commission, discount or concession received by them may be deemed to be an underwriting discount or commission under the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than under this prospectus.

     MascoTech will pay the registration fee and its own costs and expenses for registering the shares to be sold by the selling stockholders. The selling stockholders will pay their own costs and expenses, including any commissions and discounts payable to brokers, dealers or other agents for sales of their MascoTech common stock. The selling stockholders may indemnify any brokers, dealers or other agents that participate in their sale transactions against certain liabilities, including liabilities arising under the Securities Act. MascoTech has agreed to indemnify the selling stockholders, and the selling stockholders have agreed to indemnify MascoTech, against certain liabilities, including liabilities arising under the Securities Act.

                             EXPERTS

     MascoTech's financial statements and financial statement schedule, included in its 1997 Annual Report on Form 10-K, have been audited by PricewaterhouseCoopers LLP, independent accountants. These financial statements and financial statement schedule are incorporated by reference in this prospectus and in the registration statement in reliance upon PwC's report and upon the authority of PwC as experts in accounting and auditing.

     The financial statements of TriMas Corporation, included in MascoTech's 1997 Annual Report on Form 10-K, have been audited by PwC. These financial statements have been incorporated by reference in this prospectus and in the registration statement in reliance upon PwC's report and upon the authority of PwC as experts in accounting and auditing.

                            PART  II.

            INFORMATION NOT REQUIRED IN PROSPECTUS.


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following expenses will be paid by MascoTech:

     Securities and Exchange Commission
     registration fee .  . . . . . . . . . . . . . . . . . . .    $4,855.19


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware empowers MascoTech to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of MascoTech or is or was serving as such with respect to another corporation or other entity at the request of MascoTech. Article 14 of MascoTech's Restated Certificate of Incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director, officer or employee of MascoTech shall be indemnified and held harmless by MascoTech to the fullest extent authorized by the General Corporation Law of Delaware against all expenses, liability and loss (including without limitation attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred by Article 14 are contractual rights and include the right to be paid by MascoTech the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.

     Article   13   of   MascoTech's  Restated   Certificate   of
Incorporation provides that MascoTech's directors will not be personally liable to MascoTech or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to MascoTech or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corpora tion Law of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

     MascoTech's directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the 1934 Act), which might be incurred by them in such capacities.

ITEM 16.  EXHIBITS

     The following Exhibits are filed as part of this Registration Statement:

Exhibit 3.i Restated Certificate of Incorporation of MascoTech, Inc. and amendments thereto.
               Incorporated herein by reference to the Exhibits filed with MascoTech's Annual Report on Form 10-K for the year ended December 31, 1997.

Exhibit 3.ii Bylaws of MascoTech, Inc., as amended on February 17, 1998. Incorporated herein by reference to the Exhibits filed with MascoTech's Annual Report on Form 10-K for the year ended December 31, 1997.

Exhibit 4      Rights  Agreement dated as of  February  20,
               1998, between MascoTech, Inc. and The Bank of New York, as Rights Agent (incorporated herein by reference to the Exhibits filed with MascoTech's Registration Statement on Form 8-A dated February 23, 1998), as amended by Amendment
               No. 1 dated as of September 22, 1998.*

 Exhibit 5     Opinion of David B. Liner.*

Exhibit 23.a Consent of PricewaterhouseCoopers LLP relating to the financial statements and financial statement schedule of MascoTech, Inc.

Exhibit 23.b   Consent   of   PricewaterhouseCoopers   LLP
               relating  to  the financial statements  of  TriMas
               Corporation.

Exhibit 23.c Consent of David B. Liner, which is included as part of Exhibit 5.*

Exhibit 24 Powers of Attorney, which appear in Part II of this Registration Statement.*

* Previously filed as part of MascoTech's Registration Statement on Form S-3, Registration No. 333-66307, dated October 29, 1998.

ITEM 17.  UNDERTAKINGS

     1.   MascoTech hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

          (i)  To  include  any  prospectus required  by  Section
               10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1) (i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by MascoTech pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. MascoTech hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of MascoTech's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securi ties offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of MascoTech pursuant to the provisions referred to in Item 15 above, or otherwise (other than the insurance policies referred to in Item 15), MascoTech has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MascoTech of expenses incurred or paid by a director, officer or controlling person of MascoTech in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MascoTech will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form
S-3  and  has duly caused this     Post-Effective       Amendment
No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taylor,
State  of  Michigan, on the     11th       day of       February,
1999.

                                   MASCOTECH, INC.


                                   By:  /s/ FRANK M. HENNESSEY
                                           Frank M. Hennessey
                                           Vice Chairman and Chief
                                           Executive Officer and Director



     Pursuant to the requirements of the Securities Act of  1933,
this       Post-Effective      Amendment No.  1  to  Registration
Statement has been signed by the following persons in the capacities and on the date indicated.



Signature                                 Title                 Date


Principal Executive Officer:


/s/  FRANK  M.  HENNESSEY     Vice Chairman and Chief     February 11, 1999
Frank  M.  Hennessey               Executive Officer
                                    and Director

Principal Financial Officer:

/s/TIMOTHY WADHAMS            Executive Vice President,     February 11,1999
   Timothy Wadhams             Finance and Administration

Principal Accounting Officer:


/s/WILLIAM T. ANDERSON        Vice President-Controller    February 11, 1999
   William T. Anderson



/s/RICHARD A. MANOOGIAN*      Chairman of the Board        February 11, 1999
   Richard A. Manoogian        and Director



/s/PETER A. DOW*              Director                     February 11, 1999
   Peter A. Dow



/s/ROGER T. FRIDHOLM*         Director                     February 11, 1999
   Roger T. Fridholm



/s/WILLIAM K. HOWENSTEIN*     Director                     February 11, 1999
   William K. Howenstein



/s/JOHN A. MORGAN*            Director                     February 11, 1999
   John A. Morgan



/s/Helmut F. Stern*           Director                     February 11, 1999
   Helmut F. Stern


* By:/s/EUGENE A. GARGARO, JR.
        Eugene A. Gargaro, Jr.
       (Attorney-in-Fact)

                          EXHIBIT INDEX

     Exhibit No.                             Description

     Exhibit 3.i    Restated   Certificate   of
                    Incorporation  of  MascoTech,  Inc.
                    and       amendments       thereto.
                    Incorporated herein by reference to
                    the Exhibits filed with MascoTech's
                    Annual Report on Form 10-K for  the
                    year ended December 31, 1997.

     Exhibit 3.ii   Bylaws of MascoTech, Inc., as
                    amended   on  February  17,   1998.
                    Incorporated herein by reference to
                    the Exhibits filed with MascoTech's
                    Annual Report on Form 10-K for  the
                    year ended December 31, 1997.

     Exhibit 4      Rights Agreement dated as  of
                    February    20,    1998,    between
                    MascoTech, Inc. and The Bank of New
                    York, as Rights Agent (incorporated
                    herein by reference to the Exhibits
                    filed with MascoTech's Registration
                    Statement   on   Form   8-A   dated
                    February  23, 1998), as amended  by
                    Amendment   No.  1  dated   as   of
                    September 22, 1998.*

     Exhibit 5      Opinion of David B. Liner.*

     Exhibit 23.a   Consent of
                    PricewaterhouseCoopers LLP relating
                    to  the  financial  statements  and
                    financial  statement  schedule   of
                    MascoTech, Inc.

     Exhibit 23.b   Consent  of
                    PricewaterhouseCoopers LLP relating
                    to   the  financial  statements  of
                    TriMas Corporation.

     Exhibit 23.c   Consent  of David  B.  Liner,
                    which   is  included  as  part   of
                    Exhibit 5.*

     Exhibit 24     Powers  of  Attorney,  which
                    appear   in   Part   II   of   this
                    Registration Statement.*


* Previously filed as part of MascoTech, Inc.'s Registration
Statement on Form S-3, Registration No. 333-66307, dated October
29, 1998.